Exhibit 99.1	Press Release dated May 14, 2015.

FOR RELEASE: CONTACT:	New Hartford, NY, May 14, 2015 Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION

NOMINATES CYNTHIA A. RUSSO TO BOARD OF DIRECTORS

PAR Files Supplemental Proxy Materials and Sends Notice to Stockholders Urging Stockholders to Vote FOR the PAR Nominees

New Hartford, NY- May 14, 2015 -- PAR Technology Corporation (NYSE: PAR) today announced that Cynthia A. Russo has been nominated to stand for election to the Company’s Board of Directors at the upcoming Annual Meeting of Shareholders on May 28, 2015.

Ms. Russo was formerly Executive Vice President and Chief Financial Officer, at MICROS Systems, Inc., a provider of integrated software and services solutions to the hospitality and retail industries.  In September, 2014 MICROS became an indirect, wholly-owned subsidiary of Oracle Corporation.

Ms. Russo brings diversity to the PAR Board as well as her financial acumen, risk management and organizational management proficiencies.

“We are extremely pleased to nominate Cindy for election to the PAR Board of Directors,” said Ronald J. Casciano, PAR’s Chief Executive Officer, President & Board Member.  “Cindy is a distinguished and highly respected executive with deep financial expertise.  I am confident the perspective Cindy will add to our Board will be invaluable as we continue to work to enhance shareholder value.”

ABOUT PAR TECHNOLOGY

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains.  PAR’s Hospitality business also provides hotel management systems with a complete suite of powerful tools for guest management, recreation management, and timeshare/condo management.  In addition, PAR offers the spa industry a leading management application specifically designed to support the unique needs of the resort spa and day spa markets, a rapidly growing hospitality segment.  Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. Visit www.partech.com for more information.

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